Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces First Quarter 2015 Results

DALLAS, Texas - April 23, 2015 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2015, including the following significant highlights:

•	First quarter earnings per common diluted share of $1.13 compared to $1.42 for the first quarter of 2014

•	Earnings in the first quarter included $0.18 per common diluted share related to sales of leased railcars compared to $0.75 per share in the same quarter last year

•	Rail, Inland Barge, and Energy Equipment Groups reported higher year-over-year operating profit during the first quarter

•	Rail Group delivered a record 8,710 railcars and received orders for 4,865 new railcars during the first quarter resulting in a backlog of 57,190 units with a value of $6.81 billion

•	Inland Barge Group received orders of $280.6 million, elevating backlog to $565.4 million, its highest level in over six years

•	Company raised earnings guidance for full year 2015 to between $4.10 and $4.45 per common diluted share compared to previous guidance of between $4.00 and $4.40 per share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $180.2 million, or $1.13 per common diluted share, for the first quarter ended March 31, 2015, which included earnings per common diluted share of $0.18 related to the sale of leased railcars. Net income for the same quarter of 2014 was $226.4 million, or $1.42 per common diluted share, which included earnings per common diluted share of $0.75 related to the sale of leased railcars. Revenues for the first quarter of 2015 increased 11% to $1.63 billion compared to revenues of $1.46 billion for the same quarter of 2014.
“I am pleased with the Company’s performance during the first quarter of 2015. Our businesses continue to create value by utilizing their combined expertise, competencies, and manufacturing capacity to produce quality products for a broad range of industrial markets," said Timothy R. Wallace, Trinity’s Chairman, CEO, and President.
Business Group Results
In the first quarter of 2015, the Rail Group reported record revenues and operating profit of approximately $1.14 billion and $212.7 million, respectively, resulting in year-over-year increases compared to the first quarter of 2014 of 33% and 27%, respectively. The increase in revenues and profit was due to higher deliveries, improved pricing, and a more favorable product mix. The Rail Group shipped a record 8,710 railcars and received orders for 4,865 railcars during the first quarter. The Rail Group had a backlog of $6.81 billion as of March 31, 2015, representing 57,190 railcars, compared to a backlog of $7.21 billion as of December 31, 2014, representing 61,035 railcars.

During the first quarter of 2015, the Railcar Leasing and Management Services Group reported record leasing and management revenues of $166.1 million compared to $150.2 million in the first quarter of 2014 due to higher average rental rates and net fleet additions. In addition, the Group recognized revenue of $78.7 million from sales of railcars from the lease fleet owned for less than a year during the first quarter compared to $292.9 million in the first quarter of 2014. Operating profit for this Group was $122.8 million in the first quarter of 2015 compared to operating profit of $230.3 million in the first quarter of 2014 due to a record level of leasing and management operating profit offset by fewer sales of railcars from the lease fleet in the first quarter of 2015. Supplemental information for the Railcar Leasing and Management Services Group is provided in the following tables.
During the first quarter, the Company sold $127.0 million of railcars to Element Financial Corporation ("Element") under a strategic alliance launched in 2013. Since the fourth quarter of 2013 when the alliance was announced, the Leasing Group has completed $1.11 billion of leased railcar sales to Element and anticipates fulfilling the $2 billion alliance by the end of 2015.
The Inland Barge Group reported increased revenues of $153.1 million for the first quarter of 2015 compared to revenues of $136.9 million in the first quarter of 2014. Operating profit for this Group was $27.5 million in the first quarter of 2015 compared to $26.7 million in the first quarter of 2014. The increase in revenues compared to the same quarter last year was due to higher delivery volumes of hopper barges partially offset by lower delivery volumes of tank barges. The Inland Barge Group received orders of $280.6 million during the quarter, and as of March 31, 2015 had a backlog of $565.4 million compared to a backlog of $437.9 million as of December 31, 2014.
The Energy Equipment Group reported record revenues of $300.1 million in the first quarter of 2015 compared to revenues of $210.6 million in the same quarter of 2014. Operating profit for the first quarter of 2015 increased to a record $37.2 million compared to $22.9 million in the same quarter last year. The increase in revenues and operating profit compared to the same quarter last year was due primarily to acquisitions completed in 2014. The backlog for structural wind towers as of March 31, 2015 was $390.7 million compared to a backlog of $473.5 million as of December 31, 2014.
Revenues in the Construction Products Group were $112.8 million in the first quarter of 2015 compared to revenues of $113.1 million in the first quarter of 2014. The Group recorded an operating profit of $8.3 million in the first quarter of 2015 compared to an operating profit of $21.7 million in the first quarter of 2014. Revenues were substantially unchanged year-over-year while operating profit decreased as a result of $11.2 million of property disposition gains reported in the Aggregates business in the first quarter of 2014 and higher legal expenses in the first quarter of 2015. In March 2015, the Group completed the acquisition of the assets of a lightweight aggregates business with facilities located in Louisiana, Alabama, and Arkansas.
Cash and Liquidity
At March 31, 2015, the Company had cash, cash equivalents, and short-term marketable securities of $690.7 million. When combined with capacity under committed credit facilities, the Company had approximately $1.40 billion of available liquidity at the end of the first quarter. Following the end of the first quarter, Trinity Industries Leasing Company renewed its railcar leasing warehouse facility through April 2018, and increased its capacity from $475 million to $1 billion. Pro forma available liquidity following the warehouse increase would have been approximately $1.67 billion.
Share Repurchase
The Company repurchased 721,040 shares of common stock at a cost of $25.0 million under its share repurchase authorization during the quarter, leaving $193.6 million remaining under its current authorization through December 31, 2015.

Earnings Outlook
For the full year of 2015, the Company anticipates earnings per common diluted share of between $4.10 and $4.45 compared to its previous 2015 earnings guidance of $4.00 to $4.40 per share. The Company expects the level of quarterly earnings per share during the remainder of 2015 to be relatively consistent.
The 2015 earnings guidance assumes an annual weighted average diluted share count of 156 million shares, which includes 4.9 million shares from the convertible notes. The dilutive impact of the convertible notes reduces full year 2015 earnings per share by approximately $0.13 per share.
Actual results in 2015 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; potential costs or timing of pending tank car regulatory changes; expenses related to current and potential litigation involving our Highway Products business; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; and the impact of weather conditions on our operations and delivery schedules.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 24, 2015 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0464 until 11:59 p.m. Eastern on May 1, 2015.
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues	$1,626.7	$1,460.5
Operating costs:
Cost of revenues	1,211.1	1,074.0
Selling, engineering, and administrative expenses	98.3	83.6
Gains on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(14.9)	(77.5)
Other	(0.9)	(10.9)
	1,293.6	1,069.2
Operating profit	333.1	391.3
Interest expense, net	51.0	45.9
Other, net	(2.3)	(0.1)
Income before income taxes	284.4	345.5
Provision for income taxes	95.4	112.5
Net income	189.0	233.0
Net income attributable to noncontrolling interest	8.8	6.6
Net income attributable to Trinity Industries, Inc.	$180.2	$226.4

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.15	$1.46
Diluted	$1.13	$1.42
Weighted average number of shares outstanding:
Basic	151.2	150.2
Diluted	154.3	154.0

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014. Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2015	2014
Rail Group	$1,144.5	$857.4
Construction Products Group	112.8	113.1
Inland Barge Group	153.1	136.9
Energy Equipment Group	300.1	210.6
Railcar Leasing and Management Services Group	244.8	443.1
All Other	28.1	23.2
Segment Totals before Eliminations	1,983.4	1,784.3
Eliminations - lease subsidiary	(259.0)	(249.1)
Eliminations - other	(97.7)	(74.7)
Consolidated Total	$1,626.7	$1,460.5

	Three Months Ended March 31,
Operating profit (loss):	2015	2014
Rail Group	$212.7	$167.5
Construction Products Group	8.3	21.7
Inland Barge Group	27.5	26.7
Energy Equipment Group	37.2	22.9
Railcar Leasing and Management Services Group	122.8	230.3
All Other	(1.5)	(5.4)
Segment Totals before Eliminations and Corporate Expenses	407.0	463.7
Corporate	(26.7)	(23.1)
Eliminations - lease subsidiary	(48.3)	(49.3)
Eliminations - other	1.1	—
Consolidated Total	$333.1	$391.3

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended March 31,
	2015	2014
	($ in millions)
Revenues:
Leasing and management	$166.1	$150.2
Sales of railcars owned one year or less at the time of sale	78.7	292.9
Total revenues	$244.8	$443.1
Operating profit:
Leasing and management	$82.3	$63.9
Railcar sales:
Railcars owned one year or less at the time of sale	25.6	88.9
Railcars owned more than one year at the time of sale	14.9	77.5
Total operating profit	$122.8	$230.3
Operating profit margin:
Leasing and management	49.5%	42.5%
Railcar sales	*	*
Total operating profit margin	50.2%	52.0%
Selected expense information(1):
Depreciation	$34.1	$32.5
Maintenance	$19.9	$21.0
Rent	$11.8	$13.3
Interest	$37.9	$37.3

	March 31, 2015	December 31, 2014
Leasing portfolio information:
Portfolio size (number of railcars)	76,170	75,930
Portfolio utilization	99.3%	99.5%

	Three Months Ended March 31,
	2015	2014
	(in millions)
Proceeds from sale of leased railcars to Element Financial Corporation:
Leasing Group:
Railcars owned one year or less at the time of sale	$50.1	$277.9
Railcars owned more than one year at the time of sale	61.7	222.7
Rail Group	15.2	13.7
	$127.0	$514.3
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profits of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$590.7	$887.9
Short-term marketable securities	100.0	75.0
Receivables, net of allowance	544.9	405.3
Income tax receivable	—	58.6
Inventories	1,045.3	1,068.4
Restricted cash	211.1	234.7
Net property, plant, and equipment	5,148.9	4,902.9
Goodwill	771.7	773.2
Other assets	309.8	327.8
	$8,722.4	$8,733.8

Accounts payable	$299.6	$295.4
Accrued liabilities	612.3	709.6
Debt, net of unamortized discount of $56.2 and $60.0	3,485.9	3,553.0
Deferred income	29.1	36.4
Deferred income taxes	630.6	632.6
Other liabilities	113.5	109.4
Stockholders' equity	3,551.4	3,397.4
	$8,722.4	$8,733.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2015	December 31, 2014
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,755.0	$1,681.7
Accumulated depreciation	(838.6)	(820.7)
	916.4	861.0
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	3,428.2	3,189.6
Accumulated depreciation	(605.6)	(601.1)
	2,833.3	2,599.2
Partially-owned subsidiaries:
Equipment on lease	2,260.6	2,261.2
Accumulated depreciation	(277.2)	(261.3)
	1,983.4	1,999.9

Net deferred profit on railcars sold to the Leasing Group	(584.2)	(557.2)
	$5,148.9	$4,902.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2015	December 31, 2014
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $55.8 and $59.6	393.7	389.9
Other	0.7	0.7
	794.0	790.2
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	38.3	39.1
	38.3	39.1
Non-recourse:
Secured railcar equipment notes	712.7	723.3
Warehouse facility	101.4	120.6
Promissory notes	341.3	363.9
	1,155.4	1,207.8
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,498.2	1,515.9
	1,498.2	1,515.9
	$3,485.9	$3,553.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2015	December 31, 2014
Leasing Debt Summary
Total Recourse Debt	$38.3	$39.1
Total Non-Recourse Debt	2,653.6	2,723.7
	$2,691.9	$2,762.8
Total Leasing Debt
Wholly-owned subsidiaries	$1,193.7	$1,246.9
Partially-owned subsidiaries	1,498.2	1,515.9
	$2,691.9	$2,762.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$2,833.3	$2,599.2
Partially-owned subsidiaries	1,983.4	1,999.9
	$4,816.7	$4,599.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	42.1%	48.0%
Partially-owned subsidiaries	75.5%	75.8%
Combined	55.9%	60.1%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating activities:
Net income	$189.0	$233.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64.0	55.3
Net gains on sales of railcars owned more than one year at the time of sale	(14.9)	(77.5)
Other	20.7	8.2
Changes in assets and liabilities:
(Increase) decrease in receivables	(76.6)	(43.3)
(Increase) decrease in inventories	31.7	(57.9)
Increase (decrease) in accounts payable and accrued liabilities	(99.3)	69.2
Other	(5.2)	18.3
Net cash provided by operating activities	109.4	205.3
Investing activities:
Proceeds from sales of railcars owned more than one year at the time of sale	78.5	224.3
Proceeds from disposition of property, plant, and equipment	1.6	17.2
Capital expenditures - leasing, net of sold railcars owned one year or less with a net cost of $53.1 and $204.0	(283.4)	0.4
Capital expenditures - manufacturing and other	(53.5)	(49.1)
(Increase) decrease in short-term marketable securities	(25.0)	(106.7)
Acquisitions	(45.5)	(112.6)
Other	4.2	2.9
Net cash required by investing activities	(323.1)	(23.6)
Financing activities:
Payments to retire debt	(70.9)	(53.1)
Shares repurchased(1)	(18.0)	(12.5)
Dividends paid to common shareholders	(15.6)	(11.6)
Purchase of shares to satisfy employee tax on vested stock	(0.4)	(0.1)
Distributions to noncontrolling interest	(11.3)	(5.4)
(Increase) decrease in restricted cash	33.0	4.3
Other	(0.3)	0.4
Net cash required by financing activities	(83.5)	(78.0)
Net increase (decrease) in cash and cash equivalents	(297.2)	103.7
Cash and cash equivalents at beginning of period	887.9	428.5
Cash and cash equivalents at end of period	$590.7	$532.2
(1) Reflects shares of stock cash settled during the period.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts, unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$180.2			$226.4
Unvested restricted share participation	(5.7)			(7.8)
Net income attributable to Trinity Industries, Inc. - basic	174.5	151.2	$1.15	218.6	150.2	$1.46
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	0.1	3.1		0.2	3.7
Net income attributable to Trinity Industries, Inc. - diluted	$174.6	154.3	$1.13	$218.8	154.0	$1.42

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2015	2014

Net income	$189.0	$233.0
Add:
Interest expense	51.5	46.3
Provision for income taxes	95.4	112.5
Depreciation and amortization expense	64.0	55.3
Earnings before interest expense, income taxes, and depreciation and amortization expense	$399.9	$447.1

- END -